September 19, 2007 Update Discussion with the Special Committee Project Ranger

Situation Update Since the Special Committee of the Board of Directors of Ranger (the "Special Committee") met on September 6, 2007, Morgan Joseph and Wachovia Securities have engaged, as part of the Special Committee's exploration of strategic alternatives for Ranger, the two existing parties and seven recent entrants in a specific process designed to solicit their potential interest in a transaction involving the Company Morgan Joseph, with appropriate assistance from Wachovia Securities, managed the process as is outlined below: Parties were advised of the nature of the process - essentially an exploration by the Special Committee of alternatives for Ranger without a commitment to a specific transaction - and offered the opportunity to enter into a confidentiality agreement ("CA") with Ranger in order to receive an information package that was prepared by Ranger with the assistance of Wachovia Securities, which included a financial forecast for Ranger that was prepared internally by the senior management of the Company (the "Project Ranger Info Package") Parties that entered into a CA with Ranger received a copy of the Project Ranger Info Package and were simultaneously advised that, pursuant to their review, they would be requested to submit by September 18 a non-binding indication of interest for a transaction involving Ranger which was to indicate a valuation or valuation range on a 100% cash, per share basis Of the nine parties involved in the recent process, eight parties entered into CAs and received the Project Ranger Info Package and five parties submitted indications of interest All prospective counter-parties were advised that neither the Special Committee nor the Board of Directors of Ranger had made any decision or commitment to move forward towards a specific transaction and that the Company is not for sale and that no commitment could be implied that the Special Committee would necessarily seek to pursue a specific transaction

Start Length End LBO Analysis 28 4 32 sdfdfds DCF Analysis 19.35 13.86 33.21 dfdfdf Premiums Paid Analysis 26.75 1.38 28.13 dfdfd Transaction Comparables 20.41 10.8 31.21 dfdfdf Trading Comparables 20.41 10.8 31.21 Summary Valuation Morgan Joseph's valuation analysis which was completed and presented to the Special Committee on September 6, 2007, and assumed that a transaction closes at the end of 2007, indicated that a sale transaction would likely achieve a share price of between $28.00- $34.00 52 Week Low $20.00 Trading Comparables Precedent Transaction Multiples Discounted Cash Flow Based upon valuation multiples of comparable publicly-traded companies Implies appropriate valuation range of Ranger as publicly-traded entity Value based upon projected free cash flows through 2012 12% - 14% cost of capital 5% - 6% perpetuity growth rate Analysis of recent M&A transaction valuations involving comparable companies Imputed valuation in a change of control Premiums Paid Leveraged Buyout Analysis Based upon recent public company M&A transactions and premium paid by acquirors Assumes LBO by financial sponsor Assumes capital structure has 4.5x total leverage at costs ranging from 8.35% to 11.0% Current Price $23.16 52 Week High $34.94 Share Price Premium to Current (24.1%) (13.3%) (2.43%) 8.41% 19.25% 30.10% 40.94% 51.78% LTM EBITDA Multiple 7.2x 7.9x 8.6x 9.3x 10.0x 10.7x 11.4x 12.1x $20.41 $31.21 $19.35 $33.21 $26.75 $28.13 $28.00 $32.00 $20.41 $31.21

Prospective Partners

PARTIES INVOLVED IN WACHOVIA SECURITIES MARKETING PROCESS THROUGH JUNE 2007

Parties Initially Contacted

Bidder 1, Bidder 2, Bidder 3, Bidder 4, Bidder 5, Bidder 6, Bidder 7, Bidder 8, Bidder 9, Bidder 10, Bidder 11, Bidder 12, Bidder 13, Bidder 14, Bidder 15, Bidder 16, Bidder 17, Bidder 18, Bidder 19, Bidder 20, Bidder 21, Bidder 22, Bidder 23, Bidder 24, Bidder 25, Bidder 26, Bidder 27, Bidder 28, Bidder 29, Bidder 30, Bidder 31, Bidder 32, Bidder 33, Bidder 34

Submitted Initial Indication

- Bidder 7 ($34-$37)
- Bidder 8 ($34-$37)
- Bidder 16 ($34-$36)
- Bidder 23 ($38-$40)
- Bidder 30 ($36-$38)
- Bidder 32 ($34-$37)
- Vestar Capital Partners ($35-$38)

Attended Management Presentation

- Bidder 7
- Bidder 8
- Bidder 16
- Bidder 23
- Bidder 30
- Vestar Capital Partners

Late Entrants (No interest after discussion)

- Bidder 35

Late Entrants (Received public information only)

- Bidder 36
- Bidder 37 ($32-$33)
- Bidder 38
- Bidder 39
- Bidder 40 ($32-$34)
- Bidder 41 ($32-$36)
- Bidder 42
- Bidder 43 ($29-$32)

Submitted Formal Indications

- Bidder 23 ($38.00)
- Vestar Capital Partners ($36.75)

PARTIES INVOLVED IN WACHOVIA SECURITIES/MORGAN JOSEPH'S PROCESS SINCE JUNE 2007

Parties Who Inquired/Were Contacted

- Bidder 53
- Bidder 52
- Bidder 9
- Bidder 44
- Bidder 51
- Bidder 50
- Bidder 45
- Bidder 23
- Bidder 41
- Bidder 49
- Bidder 46
- Bidder 47

Signed CA/Reviewed Company Info

- Bidder 53
- Bidder 52
- Bidder 9
- Bidder 51
- Bidder 50
- Bidder 23
- Bidder 41
- Bidder 33

Submitted Indication of Interest

- Bidder 51 ($30-$34)
- Bidder 50 ($28-$30)
- Bidder 23 ($27-$28)
- Bidder 41 ($29-$32)
- Vestar Capital Partners ($32)

* Names of potential buyers (other than Vestar Capital Partners) have been replaced with generic references

Morgan Joseph
Confidential | 4

Review of Indications of Interest Received September 2007

Party(ies)	Equity Fund (size $MMs)	Valuation (price per share range)	Financing Discussion	Intention for Senior Management	Timing	MJ Commentary
Bidder 51		$30.00 - $34.00	• Bidder 51 Leverage Finance would commit to entire subordinated debt tranche and some portion of the senior debt	• Continue in current roles • Expected to invest alongside sponsors	N/A	• Morgan Joseph held follow-up call with group to discuss indication of interest
Bidder 50		$28.00 - $30.00	• Mentioned that they have had conversations with sources; did not mention specifics • Said they would envision approximately 60%-70% equity	• Anticipate substantial involvement of current executives	N/A	• Morgan Joseph held follow-up call with group to discuss indication of interest
Bidder 23		$27.00 - $28.00	• Combination of senior debt, subordinated debt and equity	• Retain all members of management team • Expect equity rollover of $200 million by management	Several weeks	• Have been involved in process since spring 2007
Bidder 41		$29.00 - $32.00	• Combine with Strategic 1 • Work with Lender Group 1	• Expect that Dr. Dosoretz and other key members retained • Expect meaningful equity rollover	60 – 75 days	• n.a.
Vestar Capital Partners	Vestar Capital Partners V ($3,700)	$32.00	• Work with existing Ranger lenders to provide debt financing • Verbal commitment from Wachovia	• Retain all members of management • Expect equity rollover by management	10 days to execute purchase contract	• Have been involved in process since spring 2007

* Targeted funds, launched in December 2006

* Names of potential buyers (other than Vestar Capital Partners) have been replaced with generic references

MORGAN JOSEPH

Confidential | 5

Bid Valuation Summary = Previous Indication Range = Previous Formal Indication = Current Indication Range = Current Formal Indication Bidder 23 Bidder 51 Bidder 41 Bidder 50 * Names of potential buyers (other than Vestar Capital Partners) have been replaced with generic references